Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, June 28, 2006

APOGEE ENTERPRISES ELECTS NEW DIRECTOR

MINNEAPOLIS, MN (June 28, 2006) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced election of a new director, Richard V. Reynolds, senior manager of BearingPoint, Inc.

“Dick brings to the Apogee board of directors significant leadership development experience as well as procurement expertise gained during his 34-year U.S. Air Force career,” said Russell Huffer, Apogee chairman and CEO. “Understanding customer needs, product development and manufacturing processes were especially critical in military procurement, a perspective important to Apogee. We also expect to benefit from his knowledge of the government procurement process as we meet the growing demand for energy-efficient, blast-resistant and hurricane-resistant glass solutions for government buildings.”

Reynolds, 57, joined BearingPoint, an international management and technology consulting firm headquartered in McLean, VA, in 2005; he has also been a principal of VanFleet Group, LLC, an aerospace consulting firm, since 2006. He retired from the U.S. Air Force as a lieutenant general in 2005, having served as vice commander, Air Force Material Command since 2003, where he was responsible for a workforce of 78,000 and a $47-billion annual budget. During his 34 years with the Air Force, Reynolds held various leadership positions and managed more than 25 major development and production programs, including development and testing of complex aerospace systems.

He will serve on the Apogee board of directors audit committee and is a Class III director who will stand for reelection at the 2007 annual meeting. With the addition of Reynolds, the Apogee board now has 11 members.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments: architectural products and services, large-scale optical technologies and automotive replacement glass and services.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com